SECURITIES AND EXCHANGE COMMISSION
	Washington, D.C. 20549

	Schedule 13G

	Under the Securities Exchange Act of 1934
	(Amendment)

	PALOMAR MEDICAL TECHNOLOGIES
	(Name of Issuer)

	COM
	(Title of Class of Securities)

	697529303
	(CUSIP Number)

	December 31, 2005
	(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[X]	Rule 13d-1(c)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




 CUSIP No.	697529303
		---------

------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
	I.R.S. Identification Nos. of above persons (entities only).

	BARCLAYS BANK PLC
------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a Group*
(a)  / /
(b)  /X/
------------------------------------------------------------------------------
(3) SEC Use Only

------------------------------------------------------------------------------
(4) Citizenship or Place of Organization
	England
------------------------------------------------------------------------------
Number of Shares				(5) Sole Voting Power
Beneficially Owned					-
by Each Reporting				------------------------------
Person With					(6) Shared Voting Power
							-
						------------------------------
						(7) Sole Dispositive Power
							-
						------------------------------
						(8) Shared Dispositive Power
							-
------------------------------------------------------------------------------
(9) Aggregate
      -
------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
	0.000%
------------------------------------------------------------------------------
(12) Type of Reporting Person*

------------------------------------------------------------------------------

CUSIP No.	697529303
		---------

------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
	I.R.S. Identification Nos. of above persons (entities only).

	BARCLAYS CAPITAL SECURITIES LIMITED
------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a Group*
(a)  / /
(b)  /X/
------------------------------------------------------------------------------
(3) SEC Use Only

------------------------------------------------------------------------------
(4) Citizenship or Place of Organization
	England.
------------------------------------------------------------------------------
Number of Shares				(5) Sole Voting Power
Beneficially Owned					25,489
by Each Reporting				------------------------------
Person With					(6) Shared Voting Power
							-
						------------------------------
						(7) Sole Dispositive Power
							25,489
						------------------------------
						(8) Shared Dispositive Power
							-
------------------------------------------------------------------------------
(9) Aggregate
      25,489
------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
	0.15%
------------------------------------------------------------------------------
(12) Type of Reporting Person*

------------------------------------------------------------------------------

CUSIP No.	697529303
		---------

------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
	I.R.S. Identification Nos. of above persons (entities only).

	BARCLAYS CAPITAL INC
------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a Group*
(a)  / /
(b)  /X/
------------------------------------------------------------------------------
(3) SEC Use Only

------------------------------------------------------------------------------
(4) Citizenship or Place of Organization
	U.S.A.
------------------------------------------------------------------------------
Number of Shares				(5) Sole Voting Power
Beneficially Owned					-
by Each Reporting				------------------------------
Person With					(6) Shared Voting Power
							-
						------------------------------
						(7) Sole Dispositive Power
							-
						------------------------------
						(8) Shared Dispositive Power
							-
------------------------------------------------------------------------------
(9) Aggregate
      -
------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
	0.00%
------------------------------------------------------------------------------
(12) Type of Reporting Person*

----------------------------------------------------------------------------




CUSIP No.	697529303
		---------

------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
	I.R.S. Identification Nos. of above persons (entities only).

	BARCLAYS PRIVATE BANK & TRUST (ISLE OF MAN) LIMITED
------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a Group*
(a)  / /
(b)  /X/
------------------------------------------------------------------------------
(3) SEC Use Only

------------------------------------------------------------------------------
(4) Citizenship or Place of Organization
	England.
------------------------------------------------------------------------------
Number of Shares				(5) Sole Voting Power
Beneficially Owned					-
by Each Reporting				------------------------------
Person With					(6) Shared Voting Power
							-
						------------------------------
						(7) Sole Dispositive Power
							-
						------------------------------
						(8) Shared Dispositive Power
							-
------------------------------------------------------------------------------
(9) Aggregate
      -
------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
	0.00%
------------------------------------------------------------------------------
(12) Type of Reporting Person*

------------------------------------------------------------------------------

CUSIP No.	697529303
		---------

------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
	I.R.S. Identification Nos. of above persons (entities only).

	BARCLAYS PRIVATE BANK AND TRUST (JERSEY) LIMITED
------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a Group*
(a)  / /
(b)  /X/
------------------------------------------------------------------------------
(3) SEC Use Only

------------------------------------------------------------------------------
(4) Citizenship or Place of Organization
	England
------------------------------------------------------------------------------
Number of Shares				(5) Sole Voting Power
Beneficially Owned					-
by Each Reporting				------------------------------
Person With					(6) Shared Voting Power
							-
						------------------------------
						(7) Sole Dispositive Power
							-
						------------------------------
						(8) Shared Dispositive Power
							-
------------------------------------------------------------------------------
(9) Aggregate
      -
------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
	0.00%
------------------------------------------------------------------------------
(12) Type of Reporting Person*

------------------------------------------------------------------------------

CUSIP No.	697529303
		---------

------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
	I.R.S. Identification Nos. of above persons (entities only).

	BARCLAYS BANK TRUST COMPANY LIMITED
------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a Group*
(a)  / /
(b)  /X/
------------------------------------------------------------------------------
(3) SEC Use Only

------------------------------------------------------------------------------
(4) Citizenship or Place of Organization
	England
------------------------------------------------------------------------------
Number of Shares				(5) Sole Voting Power
Beneficially Owned					-
by Each Reporting				------------------------------
Person With					(6) Shared Voting Power
							-
						------------------------------
						(7) Sole Dispositive Power
							-
						------------------------------
						(8) Shared Dispositive Power
							-
------------------------------------------------------------------------------
(9) Aggregate
      -
------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
	0.00%
------------------------------------------------------------------------------
(12) Type of Reporting Person*

------------------------------------------------------------------------------

CUSIP No.	697529303
		---------

------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
	I.R.S. Identification Nos. of above persons (entities only).

	BARCLAYS BANK (Suisse) SA
------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a Group*
(a)  / /
(b)  /X/
------------------------------------------------------------------------------
(3) SEC Use Only

------------------------------------------------------------------------------
(4) Citizenship or Place of Organization
	Switzerland
------------------------------------------------------------------------------
Number of Shares				(5) Sole Voting Power
Beneficially Owned					-
by Each Reporting				------------------------------
Person With					(6) Shared Voting Power
							-
						------------------------------
						(7) Sole Dispositive Power
							-
						------------------------------
						(8) Shared Dispositive Power
							-
------------------------------------------------------------------------------
(9) Aggregate
      -
------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
	0.00%
------------------------------------------------------------------------------
(12) Type of Reporting Person*

------------------------------------------------------------------------------




CUSIP No.	697529303
		---------

------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
	I.R.S. Identification Nos. of above persons (entities only).

	BARCLAYS PRIVATE BANK LIMITED
------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a Group*
(a)  / /
(b)  /X/
------------------------------------------------------------------------------
(3) SEC Use Only

------------------------------------------------------------------------------
(4) Citizenship or Place of Organization
	England
------------------------------------------------------------------------------
Number of Shares				(5) Sole Voting Power
Beneficially Owned					-
by Each Reporting				------------------------------
Person With					(6) Shared Voting Power
							-
						------------------------------
						(7) Sole Dispositive Power
							-
						------------------------------
						(8) Shared Dispositive Power
							-
------------------------------------------------------------------------------
(9) Aggregate
      -
------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
	0.00%
------------------------------------------------------------------------------
(12) Type of Reporting Person*

------------------------------------------------------------------------------

CUSIP No.	697529303
		---------

------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
	I.R.S. Identification Nos. of above persons (entities only).

	BRONCO (BARCLAYS CAYMAN) LIMITED
------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a Group*
(a)  / /
(b)  /X/
------------------------------------------------------------------------------
(3) SEC Use Only

------------------------------------------------------------------------------
(4) Citizenship or Place of Organization
	Cayman Islands
------------------------------------------------------------------------------
Number of Shares				(5) Sole Voting Power
Beneficially Owned					-
by Each Reporting				------------------------------
Person With					(6) Shared Voting Power
							-
						------------------------------
						(7) Sole Dispositive Power
							-
						------------------------------
						(8) Shared Dispositive Power
							-
------------------------------------------------------------------------------
(9) Aggregate
      -
------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
	0.00%
------------------------------------------------------------------------------
(12) Type of Reporting Person*

------------------------------------------------------------------------------

CUSIP No.	697529303
		---------

------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
	I.R.S. Identification Nos. of above persons (entities only).

	PALOMINO LIMITED
------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a Group*
(a)  / /
(b)  /X/
------------------------------------------------------------------------------
(3) SEC Use Only

------------------------------------------------------------------------------
(4) Citizenship or Place of Organization
	Cayman Islands
------------------------------------------------------------------------------
Number of Shares				(5) Sole Voting Power
Beneficially Owned					-
by Each Reporting				------------------------------
Person With					(6) Shared Voting Power
							-
						------------------------------
						(7) Sole Dispositive Power
							-
						------------------------------
						(8) Shared Dispositive Power
							-
------------------------------------------------------------------------------
(9) Aggregate
      -
------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
	0.00%
------------------------------------------------------------------------------
(12) Type of Reporting Person*

------------------------------------------------------------------------------

CUSIP No.	697529303
		---------

------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
	I.R.S. Identification Nos. of above persons (entities only).

	HYMF INC
------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a Group*
(a)  / /
(b)  /X/
------------------------------------------------------------------------------
(3) SEC Use Only

------------------------------------------------------------------------------
(4) Citizenship or Place of Organization
	U.S.A.
------------------------------------------------------------------------------
Number of Shares				(5) Sole Voting Power
Beneficially Owned					-
by Each Reporting				------------------------------
Person With					(6) Shared Voting Power
							-
						------------------------------
						(7) Sole Dispositive Power
							-
						------------------------------
						(8) Shared Dispositive Power
							-
------------------------------------------------------------------------------
(9) Aggregate
      -
------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
	0.00%
------------------------------------------------------------------------------
(12) Type of Reporting Person*

------------------------------------------------------------------------------

ITEM 1(A).	NAME OF ISSUER
		PALOMAR MEDICAL TECHNOLOGIES
------------------------------------------------------------------------------
ITEM 1(B).	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
		82 CAMBRIDGE STREET  SUITE 1
		BURLINGTON MA 01803
------------------------------------------------------------------------------
ITEM 2(A).	NAME OF PERSON(S) FILING
			BARCLAYS BANK PLC
------------------------------------------------------------------------------
ITEM 2(B).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
			54 Lombard Street
         			London, England EC3P 3AH
------------------------------------------------------------------------------
ITEM 2(C).	CITIZENSHIP
			England
------------------------------------------------------------------------------
ITEM 2(D).	TITLE OF CLASS OF SECURITIES
			COM
------------------------------------------------------------------------------
ITEM 2(E).	CUSIP NUMBER
			697529303
------------------------------------------------------------------------------
ITEM 3.  	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR
13D-2(B), CHECK WHETHER THE PERSON FILING IS A

(a) //	Broker or Dealer registered under Section 15 of the Act
	(15 U.S.C. 78o).
(b) //	Bank as defined in section 3(a) (6) of the Act (15 U.S.C. 78c).
(c) //	Insurance Company as defined in section 3(a) (19) of the Act
	(15 U.S.C. 78c).
(d) //	Investment Company registered under section 8 of the Investment
	Company Act of 1940 (15 U.S.C. 80a-8).
(e) //	Investment Adviser in accordance with section 240.13d(b)(1)(ii)(E).
(f) //	Employee Benefit Plan or endowment fund in accordance with section
	240.13d-1(b)(1)(ii)(F).
(g) //	Parent Holding Company or control person in accordance with section
	240.13d-1(b)(1)(ii)(G).
(h) //	A savings association as defined in section 3(b) of the Federal Deposit
	Insurance Act (12 U.S.C. 1813).
(i) //	A church plan that is excluded from the definition of an investment
	company under section 3(c)(14) of the Investment Company Act of 1940 (15U.S.C. 80a-3).
(j) //	Group, in accordance with section 240.13d-1(b)(1)(ii)(J)

ITEM 1(A).	NAME OF ISSUER
		PALOMAR MEDICAL TECHNOLOGIES
------------------------------------------------------------------------------
ITEM 1(B).	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
		82 CAMBRIDGE STREET  SUITE 1
		BURLINGTON MA 01803
------------------------------------------------------------------------------
ITEM 2(A).	NAME OF PERSON(S) FILING
			BARCLAYS CAPITAL SECURITIES LIMITED
------------------------------------------------------------------------------
ITEM 2(B).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
			5 The North Colonmade
         			Canary Wharf, London, England E14 4BB
------------------------------------------------------------------------------
ITEM 2(C).	CITIZENSHIP
			England
------------------------------------------------------------------------------
ITEM 2(D).	TITLE OF CLASS OF SECURITIES
			COM
------------------------------------------------------------------------------
ITEM 2(E).	CUSIP NUMBER
			697529303
------------------------------------------------------------------------------
ITEM 3.  	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR
13D-2(B), CHECK WHETHER THE PERSON FILING IS A

(a) //	Broker or Dealer registered under Section 15 of the Act
	(15 U.S.C. 78o).
(b) //	Bank as defined in section 3(a) (6) of the Act (15 U.S.C. 78c).
(c) //	Insurance Company as defined in section 3(a) (19) of the Act
	(15 U.S.C. 78c).
(d) //	Investment Company registered under section 8 of the Investment
	Company Act of 1940 (15 U.S.C. 80a-8).
(e) //	Investment Adviser in accordance with section 240.13d(b)(1)(ii)(E).
(f) //	Employee Benefit Plan or endowment fund in accordance with section
	240.13d-1(b)(1)(ii)(F).
(g) //	Parent Holding Company or control person in accordance with section
	240.13d-1(b)(1)(ii)(G).
(h) //	A savings association as defined in section 3(b) of the Federal Deposit
	Insurance Act (12 U.S.C. 1813).
(i) //	A church plan that is excluded from the definition of an investment
	company under section 3(c)(14) of the Investment Company Act of 1940 (15U.S.C. 80a-3).
(j) //	Group, in accordance with section 240.13d-1(b)(1)(ii)(J)

ITEM 1(A).	NAME OF ISSUER
		PALOMAR MEDICAL TECHNOLOGIES
------------------------------------------------------------------------------
ITEM 1(B).	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
		82 CAMBRIDGE STREET  SUITE 1
		BURLINGTON MA 01803
------------------------------------------------------------------------------
ITEM 2(A).	NAME OF PERSON(S) FILING
			BARCLAYS CAPITAL INC
------------------------------------------------------------------------------
ITEM 2(B).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
			200 Park Ave
         			NY, NY 10166
------------------------------------------------------------------------------
ITEM 2(C).	CITIZENSHIP
			U.S.A.
------------------------------------------------------------------------------
ITEM 2(D).	TITLE OF CLASS OF SECURITIES
			COM
------------------------------------------------------------------------------
ITEM 2(E).	CUSIP NUMBER
			697529303
------------------------------------------------------------------------------
ITEM 3.  	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR
13D-2(B), CHECK WHETHER THE PERSON FILING IS A

(a) //	Broker or Dealer registered under Section 15 of the Act
	(15 U.S.C. 78o).
(b) //	Bank as defined in section 3(a) (6) of the Act (15 U.S.C. 78c).
(c) //	Insurance Company as defined in section 3(a) (19) of the Act
	(15 U.S.C. 78c).
(d) //	Investment Company registered under section 8 of the Investment
	Company Act of 1940 (15 U.S.C. 80a-8).
(e) //	Investment Adviser in accordance with section 240.13d(b)(1)(ii)(E).
(f) //	Employee Benefit Plan or endowment fund in accordance with section
	240.13d-1(b)(1)(ii)(F).
(g) //	Parent Holding Company or control person in accordance with section
	240.13d-1(b)(1)(ii)(G).
(h) //	A savings association as defined in section 3(b) of the Federal Deposit
	Insurance Act (12 U.S.C. 1813).
(i) //	A church plan that is excluded from the definition of an investment
	company under section 3(c)(14) of the Investment Company Act of 1940 (15U.S.C. 80a-3).
(j) //	Group, in accordance with section 240.13d-1(b)(1)(ii)(J)

ITEM 1(A).	NAME OF ISSUER
		PALOMAR MEDICAL TECHNOLOGIES
------------------------------------------------------------------------------
ITEM 1(B).	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
		82 CAMBRIDGE STREET  SUITE 1
		BURLINGTON MA 01803
------------------------------------------------------------------------------
ITEM 2(A).	NAME OF PERSON(S) FILING
			BARCLAYS PRIVATE BANK & TRUST (ISLE OF MAN) LIMITED
------------------------------------------------------------------------------
ITEM 2(B).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
			4th Floor, Queen Victoria House
	  		Isle of Man, IM99 IDF
------------------------------------------------------------------------------
ITEM 2(C).	CITIZENSHIP
			England
------------------------------------------------------------------------------
ITEM 2(D).	TITLE OF CLASS OF SECURITIES
			COM
------------------------------------------------------------------------------
ITEM 2(E).	CUSIP NUMBER
			697529303
------------------------------------------------------------------------------
ITEM 3.  	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR
13D-2(B), CHECK WHETHER THE PERSON FILING IS A

(a) //	Broker or Dealer registered under Section 15 of the Act
	(15 U.S.C. 78o).
(b) //	Bank as defined in section 3(a) (6) of the Act (15 U.S.C. 78c).
(c) //	Insurance Company as defined in section 3(a) (19) of the Act
	(15 U.S.C. 78c).
(d) //	Investment Company registered under section 8 of the Investment
	Company Act of 1940 (15 U.S.C. 80a-8).
(e) //	Investment Adviser in accordance with section 240.13d(b)(1)(ii)(E).
(f) //	Employee Benefit Plan or endowment fund in accordance with section
	240.13d-1(b)(1)(ii)(F).
(g) //	Parent Holding Company or control person in accordance with section
	240.13d-1(b)(1)(ii)(G).
(h) //	A savings association as defined in section 3(b) of the Federal Deposit
	Insurance Act (12 U.S.C. 1813).
(i) //	A church plan that is excluded from the definition of an investment
	company under section 3(c)(14) of the Investment Company Act of 1940 (15U.S.C. 80a-3).
(j) //	Group, in accordance with section 240.13d-1(b)(1)(ii)(J)

ITEM 1(A).	NAME OF ISSUER
		PALOMAR MEDICAL TECHNOLOGIES
------------------------------------------------------------------------------
ITEM 1(B).	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
		82 CAMBRIDGE STREET  SUITE 1
		BURLINGTON MA 01803
------------------------------------------------------------------------------
ITEM 2(A).	NAME OF PERSON(S) FILING
			BARCLAYS PRIVATE BANK AND TRUST (JERSEY) LIMITED
------------------------------------------------------------------------------
ITEM 2(B).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
			39/41 Broad Street, St. Helier
	 		Jersey, Channel Islands JE4 8PU
------------------------------------------------------------------------------
ITEM 2(C).	CITIZENSHIP
			England
------------------------------------------------------------------------------
ITEM 2(D).	TITLE OF CLASS OF SECURITIES
			COM
------------------------------------------------------------------------------
ITEM 2(E).	CUSIP NUMBER
			697529303
------------------------------------------------------------------------------
ITEM 3.  	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR
13D-2(B), CHECK WHETHER THE PERSON FILING IS A

(a) //	Broker or Dealer registered under Section 15 of the Act
	(15 U.S.C. 78o).
(b) //	Bank as defined in section 3(a) (6) of the Act (15 U.S.C. 78c).
(c) //	Insurance Company as defined in section 3(a) (19) of the Act
	(15 U.S.C. 78c).
(d) //	Investment Company registered under section 8 of the Investment
	Company Act of 1940 (15 U.S.C. 80a-8).
(e) //	Investment Adviser in accordance with section 240.13d(b)(1)(ii)(E).
(f) //	Employee Benefit Plan or endowment fund in accordance with section
	240.13d-1(b)(1)(ii)(F).
(g) //	Parent Holding Company or control person in accordance with section
	240.13d-1(b)(1)(ii)(G).
(h) //	A savings association as defined in section 3(b) of the Federal Deposit
	Insurance Act (12 U.S.C. 1813).
(i) //	A church plan that is excluded from the definition of an investment
	company under section 3(c)(14) of the Investment Company Act of 1940 (15U.S.C. 80a-3).
(j) //	Group, in accordance with section 240.13d-1(b)(1)(ii)(J)

ITEM 1(A).	NAME OF ISSUER
		PALOMAR MEDICAL TECHNOLOGIES
------------------------------------------------------------------------------
ITEM 1(B).	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
		82 CAMBRIDGE STREET  SUITE 1
		BURLINGTON MA 01803
------------------------------------------------------------------------------
ITEM 2(A).	NAME OF PERSON(S) FILING
			BARCLAYS BANK TRUST COMPANY LIMITED
------------------------------------------------------------------------------
ITEM 2(B).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
			54 Lombard Street
	 		London, EC3P 3AH, England
------------------------------------------------------------------------------
ITEM 2(C).	CITIZENSHIP
			England
------------------------------------------------------------------------------
ITEM 2(D).	TITLE OF CLASS OF SECURITIES
			COM
------------------------------------------------------------------------------
ITEM 2(E).	CUSIP NUMBER
			697529303
------------------------------------------------------------------------------
ITEM 3.  	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR
13D-2(B), CHECK WHETHER THE PERSON FILING IS A

(a) //	Broker or Dealer registered under Section 15 of the Act
	(15 U.S.C. 78o).
(b) //	Bank as defined in section 3(a) (6) of the Act (15 U.S.C. 78c).
(c) //	Insurance Company as defined in section 3(a) (19) of the Act
	(15 U.S.C. 78c).
(d) //	Investment Company registered under section 8 of the Investment
	Company Act of 1940 (15 U.S.C. 80a-8).
(e) //	Investment Adviser in accordance with section 240.13d(b)(1)(ii)(E).
(f) //	Employee Benefit Plan or endowment fund in accordance with section
	240.13d-1(b)(1)(ii)(F).
(g) //	Parent Holding Company or control person in accordance with section
	240.13d-1(b)(1)(ii)(G).
(h) //	A savings association as defined in section 3(b) of the Federal Deposit
	Insurance Act (12 U.S.C. 1813).
(i) //	A church plan that is excluded from the definition of an investment
	company under section 3(c)(14) of the Investment Company Act of 1940 (15U.S.C. 80a-3).
(j) //	Group, in accordance with section 240.13d-1(b)(1)(ii)(J)

ITEM 1(A).	NAME OF ISSUER
		PALOMAR MEDICAL TECHNOLOGIES
------------------------------------------------------------------------------
ITEM 1(B).	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
		82 CAMBRIDGE STREET  SUITE 1
		BURLINGTON MA 01803
------------------------------------------------------------------------------
ITEM 2(A).	NAME OF PERSON(S) FILING
			BARCLAYS BANK (Suisse) SA
------------------------------------------------------------------------------
ITEM 2(B).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
10 rue d'Italie
CH-1204 Geneva
Switzerland
------------------------------------------------------------------------------
ITEM 2(C).	CITIZENSHIP
			Switzerland
------------------------------------------------------------------------------
ITEM 2(D).	TITLE OF CLASS OF SECURITIES
			COM
------------------------------------------------------------------------------
ITEM 2(E).	CUSIP NUMBER
			697529303
------------------------------------------------------------------------------
ITEM 3.  	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR
13D-2(B), CHECK WHETHER THE PERSON FILING IS A

(a) //	Broker or Dealer registered under Section 15 of the Act
	(15 U.S.C. 78o).
(b) //	Bank as defined in section 3(a) (6) of the Act (15 U.S.C. 78c).
(c) //	Insurance Company as defined in section 3(a) (19) of the Act
	(15 U.S.C. 78c).
(d) //	Investment Company registered under section 8 of the Investment
	Company Act of 1940 (15 U.S.C. 80a-8).
(e) //	Investment Adviser in accordance with section 240.13d(b)(1)(ii)(E).
(f) //	Employee Benefit Plan or endowment fund in accordance with section
	240.13d-1(b)(1)(ii)(F).
(g) //	Parent Holding Company or control person in accordance with section
	240.13d-1(b)(1)(ii)(G).
(h) //	A savings association as defined in section 3(b) of the Federal Deposit
	Insurance Act (12 U.S.C. 1813).
(i) //	A church plan that is excluded from the definition of an investment
	company under section 3(c)(14) of the Investment Company Act of 1940 (15U.S.C. 80a-3).
(j) //	Group, in accordance with section 240.13d-1(b)(1)(ii)(J)
ITEM 1(A).	NAME OF ISSUER
		PALOMAR MEDICAL TECHNOLOGIES
------------------------------------------------------------------------------
ITEM 1(B).	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
		82 CAMBRIDGE STREET  SUITE 1
		BURLINGTON MA 01803
------------------------------------------------------------------------------
ITEM 2(A).	NAME OF PERSON(S) FILING
			BARCLAYS PRIVATE BANK LIMITED
------------------------------------------------------------------------------
ITEM 2(B).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
59/60 Grosvenor Street
London, WIX 9DA England
------------------------------------------------------------------------------
ITEM 2(C).	CITIZENSHIP
			England
------------------------------------------------------------------------------
ITEM 2(D).	TITLE OF CLASS OF SECURITIES
			COM
------------------------------------------------------------------------------
ITEM 2(E).	CUSIP NUMBER
			697529303
------------------------------------------------------------------------------
ITEM 3.  	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR
13D-2(B), CHECK WHETHER THE PERSON FILING IS A

(a) //	Broker or Dealer registered under Section 15 of the Act
	(15 U.S.C. 78o).
(b) //	Bank as defined in section 3(a) (6) of the Act (15 U.S.C. 78c).
(c) //	Insurance Company as defined in section 3(a) (19) of the Act
	(15 U.S.C. 78c).
(d) //	Investment Company registered under section 8 of the Investment
	Company Act of 1940 (15 U.S.C. 80a-8).
(e) //	Investment Adviser in accordance with section 240.13d(b)(1)(ii)(E).
(f) //	Employee Benefit Plan or endowment fund in accordance with section
	240.13d-1(b)(1)(ii)(F).
(g) //	Parent Holding Company or control person in accordance with section
	240.13d-1(b)(1)(ii)(G).
(h) //	A savings association as defined in section 3(b) of the Federal Deposit
	Insurance Act (12 U.S.C. 1813).
(i) //	A church plan that is excluded from the definition of an investment
	company under section 3(c)(14) of the Investment Company Act of 1940 (15U.S.C. 80a-3).
(j) //	Group, in accordance with section 240.13d-1(b)(1)(ii)(J)

ITEM 1(A).	NAME OF ISSUER
		PALOMAR MEDICAL TECHNOLOGIES
------------------------------------------------------------------------------
ITEM 1(B).	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
		82 CAMBRIDGE STREET  SUITE 1
		BURLINGTON MA 01803
------------------------------------------------------------------------------
ITEM 2(A).	NAME OF PERSON(S) FILING
			BRONCO (BARCLAYS CAYMAN) LIMITED
------------------------------------------------------------------------------
ITEM 2(B).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
Walker House Mary Street PO Box 908 GT
George Town, Grand Cayman (Cayman Islands)
------------------------------------------------------------------------------
ITEM 2(C).	CITIZENSHIP
			Cayman Islands
------------------------------------------------------------------------------
ITEM 2(D).	TITLE OF CLASS OF SECURITIES
			COM
------------------------------------------------------------------------------
ITEM 2(E).	CUSIP NUMBER
			697529303
------------------------------------------------------------------------------
ITEM 3.  	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR
13D-2(B), CHECK WHETHER THE PERSON FILING IS A

(a) //	Broker or Dealer registered under Section 15 of the Act
	(15 U.S.C. 78o).
(b) //	Bank as defined in section 3(a) (6) of the Act (15 U.S.C. 78c).
(c) //	Insurance Company as defined in section 3(a) (19) of the Act
	(15 U.S.C. 78c).
(d) //	Investment Company registered under section 8 of the Investment
	Company Act of 1940 (15 U.S.C. 80a-8).
(e) //	Investment Adviser in accordance with section 240.13d(b)(1)(ii)(E).
(f) //	Employee Benefit Plan or endowment fund in accordance with section
	240.13d-1(b)(1)(ii)(F).
(g) //	Parent Holding Company or control person in accordance with section
	240.13d-1(b)(1)(ii)(G).
(h) //	A savings association as defined in section 3(b) of the Federal Deposit
	Insurance Act (12 U.S.C. 1813).
(i) //	A church plan that is excluded from the definition of an investment
	company under section 3(c)(14) of the Investment Company Act of 1940 (15U.S.C. 80a-3).
(j) //	Group, in accordance with section 240.13d-1(b)(1)(ii)(J)

ITEM 1(A).	NAME OF ISSUER
		PALOMAR MEDICAL TECHNOLOGIES
------------------------------------------------------------------------------
ITEM 1(B).	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
		82 CAMBRIDGE STREET  SUITE 1
		BURLINGTON MA 01803
------------------------------------------------------------------------------
ITEM 2(A).	NAME OF PERSON(S) FILING
			PALOMINO LIMITED
------------------------------------------------------------------------------
ITEM 2(B).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
Walker House Mary Street PO Box 908 GT
George Town, Grand Cayman (Cayman Islands)
------------------------------------------------------------------------------
ITEM 2(C).	CITIZENSHIP
			Cayman Islands
------------------------------------------------------------------------------
ITEM 2(D).	TITLE OF CLASS OF SECURITIES
			COM
------------------------------------------------------------------------------
ITEM 2(E).	CUSIP NUMBER
			697529303
------------------------------------------------------------------------------
ITEM 3.  	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR
13D-2(B), CHECK WHETHER THE PERSON FILING IS A

(a) //	Broker or Dealer registered under Section 15 of the Act
	(15 U.S.C. 78o).
(b) //	Bank as defined in section 3(a) (6) of the Act (15 U.S.C. 78c).
(c) //	Insurance Company as defined in section 3(a) (19) of the Act
	(15 U.S.C. 78c).
(d) //	Investment Company registered under section 8 of the Investment
	Company Act of 1940 (15 U.S.C. 80a-8).
(e) //	Investment Adviser in accordance with section 240.13d(b)(1)(ii)(E).
(f) //	Employee Benefit Plan or endowment fund in accordance with section
	240.13d-1(b)(1)(ii)(F).
(g) //	Parent Holding Company or control person in accordance with section
	240.13d-1(b)(1)(ii)(G).
(h) //	A savings association as defined in section 3(b) of the Federal Deposit
	Insurance Act (12 U.S.C. 1813).
(i) //	A church plan that is excluded from the definition of an investment
	company under section 3(c)(14) of the Investment Company Act of 1940 (15U.S.C. 80a-3).
(j) //	Group, in accordance with section 240.13d-1(b)(1)(ii)(J)

ITEM 1(A).	NAME OF ISSUER
		PALOMAR MEDICAL TECHNOLOGIES
------------------------------------------------------------------------------
ITEM 1(B).	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
		82 CAMBRIDGE STREET  SUITE 1
		BURLINGTON MA 01803
------------------------------------------------------------------------------
ITEM 2(A).	NAME OF PERSON(S) FILING
			HYMF INC
------------------------------------------------------------------------------
ITEM 2(B).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
200 Park Avenue
New York, NY 10166
------------------------------------------------------------------------------
ITEM 2(C).	CITIZENSHIP
			U.S.A.
------------------------------------------------------------------------------
ITEM 2(D).	TITLE OF CLASS OF SECURITIES
			COM
------------------------------------------------------------------------------
ITEM 2(E).	CUSIP NUMBER
			697529303
------------------------------------------------------------------------------
ITEM 3.  	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR
13D-2(B), CHECK WHETHER THE PERSON FILING IS A

(a) //	Broker or Dealer registered under Section 15 of the Act
	(15 U.S.C. 78o).
(b) //	Bank as defined in section 3(a) (6) of the Act (15 U.S.C. 78c).
(c) //	Insurance Company as defined in section 3(a) (19) of the Act
	(15 U.S.C. 78c).
(d) //	Investment Company registered under section 8 of the Investment
	Company Act of 1940 (15 U.S.C. 80a-8).
(e) //	Investment Adviser in accordance with section 240.13d(b)(1)(ii)(E).
(f) //	Employee Benefit Plan or endowment fund in accordance with section
	240.13d-1(b)(1)(ii)(F).
(g) //	Parent Holding Company or control person in accordance with section
	240.13d-1(b)(1)(ii)(G).
(h) //	A savings association as defined in section 3(b) of the Federal Deposit
	Insurance Act (12 U.S.C. 1813).
(i) //	A church plan that is excluded from the definition of an investment
	company under section 3(c)(14) of the Investment Company Act of 1940 (15U.S.C. 80a-3).
(j) //	Group, in accordance with section 240.13d-1(b)(1)(ii)(J)

ITEM 4.	OWNERSHIP

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)  Amount Beneficially Owned:
		25,489
------------------------------------------------------------------------------

(b)  Percent of Class:
		0.15%
------------------------------------------------------------------------------

(c)  Number of shares as to which such person has:
	(i)   sole power to vote or to direct the vote
		25,489
	      ----------------------------------------------------------------
	(ii)  shared power to vote or to direct the vote
		-
	      ----------------------------------------------------------------
	(iii) sole power to dispose or to direct the disposition of
		25,489
              ----------------------------------------------------------------
	(iv) shared power to dispose or to direct the disposition of
		-
              ----------------------------------------------------------------

As a result of disaggregation of certain subsidiaries of Barclays Bank PLC as of December 31, 2005, the aggregate number and percentage reported may vary significantly from prior reported holdings.

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. /X/
ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
	The shares reported are held by the company in trust accounts for the economic benefit of the beneficiaries of those accounts. See also Items 2(a) above.
ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
	THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
		Not applicable
ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
		Not applicable
ITEM 9.	NOTICE OF DISSOLUTION OF GROUP
		Not applicable




ITEM 10.	CERTIFICATION


	(a) The following certification shall be included if the statement is filed pursuant to section 240.13d-1(b):

		By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

	(b) The following certification shall be included if the statement is filed pursuant to section 240.13d-1(c):

		By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                        SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


						January 10, 2006
				      ---------------------------------------
						Date

				      ---------------------------------------
						Signature

						Patrick Gonsalves										Deputy Secretary, Barclays plc
				      ---------------------------------------
						Name/Title